UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2016

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36642	45-5605880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

(Address of principal executive offices, including zip code)

(877) 404-4129

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On February 24, 2016, Vivint Solar, Inc. (the “Company”) held a special meeting of stockholders (the “Special Meeting”) to vote on the adoption of the Agreement and Plan of Merger, dated as of July 20, 2015, as amended by the Amendment to the Agreement and Plan of Merger, dated as of December 9, 2015, as may be further amended from time to time (the “Merger Agreement”), each by and among SunEdison, Inc., SEV Merger Sub Inc., and the Company. At the Special Meeting, 100,728,270 shares of the Company’s common stock, or approximately 94.5% of the 106,576,150 shares entitled to vote, were present in person or by proxy and voted on the following two proposals, each of which is described in more detail in the Company’s definitive proxy statement for the Special Meeting dated January 25, 2016, which was first mailed to the Company’s stockholders on January 25, 2016.

1. Adoption of the Merger Agreement (Proposal 1). The stockholders approved the proposal to adopt the Merger Agreement. The voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
100,619,611	101,213	7,446	0

2. Approval of the Adjournment of the Special Meeting (Proposal 2). The stockholders approved the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting. The voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
100,213,648	591,098	13,524	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

By:	/s/ Shawn J. Lindquist
Shawn J. Lindquist Chief Legal Officer, Executive Vice President and Secretary

Date: February 24, 2016